Exhibit 99.1

RTI INTERNATIONAL METALS ANNOUNCES COMPLETION OF

CONVERTIBLE SENIOR NOTES OFFERING

PITTSBURGH — April 17, 2013 — RTI International Metals, Inc. (NYSE: RTI), today announced it has completed its public offering of $350 million aggregate principal amount of 1.625% Convertible Senior Notes due 2019 (the “Convertible Notes”). Net proceeds to the Company totaled approximately $339 million, after deducting underwriting discounts and estimated offering expenses. RTI granted the underwriters of the Convertible Notes a thirty-day option, which must be exercised on or before May 10, 2013, to purchase up to an additional $52.5 million aggregate principal amount of Convertible Notes on the same terms and conditions to cover over-allotments, if any.

Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of the offering.

Separately, the Company completed the repurchase of approximately $115.6 million aggregate principal amount of its outstanding 3.000% Convertible Senior Notes due 2015 through individually negotiated private repurchases totaling approximately $133.4 million, including the payment of accrued interest. This reduces the outstanding principal amount of the 3.000% Convertible Senior Notes due 2015 to approximately $114.4 million.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sales of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

Forward-Looking Statement

The statements in this release relating to matters that are not historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that may involve risks and uncertainties and certain other factors, which may include, among others, the current market demand for these types of securities generally and the securities of RTI specifically, conditions in the financial markets, and customary offering closing conditions. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statement have been included in the prospectus for this offering, the Form 10-K of RTI for the year ended December 31, 2012, and in subsequent filings for RTI. Please see RTI’s filings with the SEC for certain other risks that could impact the offering or RTI’s business.

Company Description

RTI International Metals, Inc., headquartered in Pittsburgh, specializes in advanced titanium, meeting the requirements of the world’s most technologically sophisticated applications in aerospace, defense, propulsion, medical device, energy, industrial, and chemical markets. For over 60 years, RTI has been taking titanium further through advanced manufacturing, engineering, machining, and forming processes. RTI delivers titanium mill products, extruded shapes, form-ready parts, and highly engineered components through our downstream-integrated supply chain. RTI has locations in the United States, Canada, Europe, and Asia.

Contact

RTI International Metals, Inc.

Dan Crookshank

Director – Investor Relations

412-893-0084

dcrookshank@rtiintl.com

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